As filed with the Securities and Exchange Commission on February 3, 2010

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CPI AEROSTRUCTURES, INC.
(Exact name of registrant as specified in its charter)

New York	11-2520310
(State or jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

60 Heartland Blvd.
Edgewood, New York 11717
(Address of principal executive offices)

PERFORMANCE EQUITY PLAN 2009
(Full title of the plan)

Edward J. Fred
President and Chief Executive Officer
CPI Aerostructures, Inc.
60 Heartland Blvd.
Edgewood, New York 11717
(631) 586-5200
(Name, address and telephone number, including area code, of agent for service)

with a copy to:

David Alan Miller, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue - 19th floor
New York, NY  10174-1901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	500,000 shares	$6.26 (2)	$3,130,000	$223.17
Total				$223.17

(1)	Pursuant to Rule 416, there are also being registered additional securities as may be issued as a result of anti-dilution provisions under the Performance Equity Plan 2009.
(2)
Pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, the proposed maximum offering price per share was calculated on the basis of the average of the high and low prices of our common stock as reported on the NYSE Amex LLC on January 28, 2010.

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In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.
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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*           Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rules 428 and 424 under the Securities Act of 1933 and the Note to Part I of the Instructions to Form S-8.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 (filed on March 26, 2009);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 (filed on May 14, 2009), June 30, 2009 (filed on August 14, 2009) and September 30, 2009 (filed on November 13, 2009);

•
Our Current Reports on Form 8-K dated March 25, 2009 (filed on March 25, 2009), May 12, 2009 (filed on May 12, 2009), July 7, 2009 (filed on July 13, 2009), August 11, 2009 (filed on August 11, 2009), September 17, 2009 (filed on September 17, 2009 and amended on September 18, 2009),  November 10, 2009 (filed on November 10, 2009), December21, 2009 (filed on December 21, 2009) and january 4, 2010 (filed on January 4, 2010).

•	Our Proxy Statement, dated April 30, 2009, and supplement thereto dated May 8, 2009; and

•
The description of the common stock contained in our Form 8-A (File No. 001-11398), filed pursuant to Section 12(b) of the Exchange Act, including any amendment(s) or report(s) filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement.

Item 4.	Description of Securities.

Our common stock is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 721 through 726, inclusive, of the Business Corporation Law of New York ("BCL") authorizes New York corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been officers or directors and to purchase and maintain insurance for indemnification of such officers and directors. Section 402(b) of the BCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit directors' personal liability to the corporation or its shareholders for damages arising out of certain alleged breaches of their duties as directors. The BCL, however, provides that no such limitation of liability may affect a director's liability with respect to any of the following: (1) acts or omissions made in bad faith or which involved intentional misconduct or a knowing violation of law; (2) any transaction from which the director derived a financial profit or other advantage to which he was not legally entitled; (3) the declaration of dividends or other distributions or purchase or redemption of shares in violation of the BCL; or (4) the distribution of assets to shareholders after dissolution of the corporation without paying or adequately providing for all known liabilities of the corporation or making loans to directors in violation of the BCL.

The Registrant's Certificate of Incorporation, as amended, provides that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by Section 402(b) of the BCL. In addition, the Amended and Restated By-laws of the Registrant provide in substance that each director and officer shall be indemnified by the Registrant against reasonable expenses, including attorney's fees, and any liabilities that he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of the Registrant. The indemnification provided by the Registrant's By-laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled. The Registrant also has directors' and officers' liability insurance.

In addition, the Registrant has entered into Indemnification Agreements with each of its executive officers and directors which provide that the Registrant will indemnify and advance expenses to such officer or director to the fullest extent permitted by law and provides the procedure for entitlement of indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.                      Description

4.1	Performance Equity Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on April 30, 2009).

5.1	Opinion of Graubard Miller.*

23.1	Consent of J.H. Cohn LLP, independent registered certified public accountants for Registrant.*

23.2	Consent of Graubard Miller (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

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*           Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy  as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edgewood, State of New York on this 3rd day of February , 2010.

                CPI AEROSTRUCTURES, INC

By:	/s/ Edward J. Fred
Edward J. Fred,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric Rosenfeld and Edward J. Fred, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange  Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Eric Rosenfeld Eric Rosenfeld	Chairman of the Board of Directors	February 3, 2010
/s/ Edward J. Fred Edward J. Fred	Chief Executive Officer, President and Director (Principal Executive Officer)	February 3, 2010
/s/ Vincent Palazzolo Vincent Palazzolo	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 3, 2010
/s/ Walter Paulick Walter Paulick	Director	February 3, 2010
/s/ Kenneth McSweeney Kenneth McSweeney	Director	February 3, 2010
/s/ Harvey J. Bazaar Harvey J. Bazaar	Director	February 3, 2010

II-6

EXHIBIT INDEX

Exhibit No.	Description

4.1	Performance Equity Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on April 30, 2009).

5.1	Opinion of Graubard Miller.*

23.1	Consent of J.H. Cohn LLP, independent registered certified public accountants for Registrant.*

23.2	Consent of Graubard Miller (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

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*           Filed herewith.